A Heart 2 Help

A Heart 2 Help connects people to offer and receive real-time support, fostering kindness and community. Seeking to raise $500k to expand globally and make a positive impact. Join us in spreading kindness and support in communities worldwide.


A HEART 2 HELP
Connecting Compassion
in Real-Time

Invest

$99 minimum investment

DEADLINE: April 1, 2025

in 3 months

UNIT PRICE

$1

TOTAL RAISED ON NETCAPITAL

$15,150

TOTAL RAISED THIS ROUND

$15,150

VALUATION THIS ROUND

$5,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

With over 30 years of experience in the operating room, I've always found great fulfillment in caring for others. Being part of someone's care has always been an honor and a privilege for me. So, for me, helping people is not just a job but a true passion. On Christmas day in 2022, I was feeling grateful for all that I had, but I felt a strong desire to give back. When I realized that all the traditional volunteer opportunities were already taken, I thought about the seniors facing loneliness, families struggling to provide toys for their children, and individuals in need of food.

This inspired me to create A Heart 2 Help, an app dedicated to ensuring that nobody has to face their challenges alone.

The feedback I've received from users worldwide on LinkedIn has been incredibly eye-opening. Messages from like-minded individuals offering support and people reaching out for help, even before the app's official launch, have been both humbling and inspiring. Hearing words like "this is what the world needs right now," truly resonates with me. My mission is connecting people globally who are eager to lend a hand but lack a real-time platform to do so. Seeing the kindness and potential for good in people drives me to use technology to make a difference. I believe in bringing people together, creating a world where acts of kindness are the norm. And my dream is to build a space where compassion thrives, where real connections are made, shaping a more caring and connected world.

SUCCESS TO DATE

- **Launch:** The A Heart 2 Help app is planned to launch soon, awaiting approval in the Google Play Store.
- **Positive Feedback:** The app has garnered positive feedback from attendees at startup conventions and connections on Linkedin. Numerous potential users that are eager to contribute to promoting kindness, support, and a sense of community spirit, ready to make a meaningful impact.
- **Media Recognition:** A Heart 2 Help has garnered media attention and recognition for its innovative approach to connecting people in need with those willing to help. Features in local news outlets and online platforms have helped raise awareness about the app and its impact.
- **Continued Development:** The A Heart 2 Help team is actively working on further developing the app, incorporating new features, enhancing user experience, and expanding its reach to serve more communities in need. The ongoing dedication to improvement and growth underscores the app's commitment to making a positive difference in the world.



A Heart 2 Help has successfully amassed a dedicated following of 13,000 connections on LinkedIn. Our engagement at prominent conferences such as SoCal Startup and the New Women's Business Center underscores our commitment to networking and building strategic partnerships. As exhibitors at upcoming events like Care Portal in Kansas City and Collision in Toronto, Canada, where an estimated 40,000 attendees are expected, we are poised to showcase our mission to a wide audience.

To further amplify our reach and impact, we are actively exploring opportunities to collaborate with the press and local media outlets. By leveraging these channels, we aim to raise awareness about A Heart 2 Help and attract potential investors and supporters who share our vision of making a positive difference in the community.

PROBLEM

In today's complex and interconnected world, individuals often find themselves facing a myriad of challenges that can be daunting to overcome alone.

From the elderly struggling with daily tasks to single parents juggling multiple responsibilities, many people encounter obstacles that leave them feeling overwhelmed and isolated. Moreover, individuals with physical or mental health conditions may face additional barriers to accessing the support they need, compounding their sense of vulnerability and isolation. Traditional support systems, such as family, friends, and local community organizations, have long been relied upon for assistance. However, these systems may not always be sufficient or readily available, particularly in times of crisis or for individuals living in remote or underserved areas.

Geographic barriers, lack of resources, and stigma surrounding asking for help can further exacerbate feelings of isolation and hinder individuals from seeking the support they require. Furthermore, the fast-paced nature of modern life often leaves little time for meaningful connections and community engagement. **Many people feel disconnected from their neighbors and peers, leading to a sense of loneliness and alienation.** This lack of social cohesion can have profound implications for mental health and well-being, contributing to feelings of depression, anxiety, and social isolation.



SOLUTION

Connecting Hearts, Transforming Communities

NOW AVAILABLE:

Apple IOS - A Heart 2 Help on the App Store (apple.com)

Google Play Store - A Heart 2 Help - Apps on Google Play



Presenting A Heart 2 Help –
The Compassionate Connector"
Welcome,
Barb B
Community
24 Request Nearby
Mother struggling to feed kids
I'm mother struggling to feed my kids. Does anyone have any leftover foods? #food
Request Location
Ken D.
Hi Barb, I have some leftover food in my pantry that I would love to share
Brad C.
Hello Barb, I might have some leftover food
Jason M.
Hi Barb, yes i have some leftover food.
Hi Ken,
Thank you so much for your help! My family really appreciates this. It truly is a Godsend! You will be in our thoughts and prayers!
My kids were so happy with the cupcakes you brought!!
Thanks Again!
- Barbie + Family -
We're glad
we can help.
We are stronger together.
It's moment like these that remind us, we are in this together, and it helps to pay it forward.
Would you like to support A Heart 2 Help in our mission to connect those that have a heart to help to those in need?
Yes, I would love to donate!
Barb posts her needs; local volunteers see & respond.
Multiple volunteers provide individual & private offers.
Barb chooses Ken; they connect via private chat.
Together we are creating a society that reaches out to help and ensures no one feels alone in their time of need.
4

Empowering Kindness Through Technology

A Heart 2 Help offers a transformative solution to address the multifaceted challenges of modern society by harnessing the power of technology to foster genuine connections and meaningful relationships within communities. This digital platform connects individuals in need with willing helpers, using geolocation technology to match users based on skills and availability. The platform prioritizes inclusivity, accessibility, privacy, and security, and allows users to request assistance for a wide range of needs. It also includes features like peer-to-peer support groups, virtual mentorship programs, and opportunities for community service. The goal is to foster connections, promote well-being, and create resilient communities through acts of kindness and mutual support.

A Digital Marketplace for Assistance

Our innovative platform serves as a digital marketplace for kindness, connecting individuals in need with compassionate people eager to lend a helping hand. Through our user-friendly app, users can easily request assistance for a wide range of needs, from practical tasks like grocery shopping and home repairs to emotional support and companionship. Our platform leverages geolocation technology to match users with nearby people who possess the skills and availability to fulfill their requests promptly and efficiently. One key feature of A Heart 2 Help is its emphasis on inclusivity and accessibility. Our platform is designed to accommodate individuals of all ages, backgrounds, and abilities, ensuring that everyone has equal access to support and assistance. We prioritize diversity and celebrate the unique contributions of each member of our community, fostering an environment of mutual respect and understanding.

Safety is Our Priority

A Heart 2 Help prioritizes user privacy and security, implementing robust encryption protocols and stringent data protection measures to safeguard sensitive information. The A Heart 2 Help app is a platform where users can create personal accounts verified through government IDs and profile pictures. Once verified by AI, users can indicate the areas in which they are willing and able to offer assistance. Those in need of help can post requests for immediate assistance and get connected with helpers who have the necessary skills. Using geolocation, users can establish an appropriate distance for assistance without revealing exact locations until both parties are comfortable. Users can communicate privately through messaging and opt to FaceTime for added security. When assistance is agreed upon, the user in need can share their location for in-person help. Upon completion of the task, both parties can rate each other based on their experience, which helps to establish trust badges visible to other users. This system nurtures a community of trust and support, ensuring that users can rely on each other for help when required.

A Comprehensive Suite of Resources

A Heart 2 Help aims to offer a range of features and functionalities tailored to meet the diverse needs of our users. From peer-to-peer support groups and virtual mentorship programs to community events and volunteer opportunities, our platform will provide a comprehensive suite of tools and resources to foster connections and promote well-being. By harnessing the power of technology to facilitate acts of kindness and community engagement, A Heart 2 Help aims to create a world where everyone has an opportunity to give and receive help, forging stronger, more resilient communities in the process. Together, we can build a brighter future based on compassion, empathy, and mutual support.

BUSINESS MODEL


Business Model
B2C (Users)
Free profile creation, posting needs & helping
Monetization via ads
Voluntary donations
B2B (Non-profits)
Option to pay after free trial
Subscription fee
• Monthly: $39
• Annual: $374
Pay-as-you-go model
• $ 25 for 20 applicants
7

Currently, A Heart 2 Help's primary focus is creating awareness, gaining a large user base and building a supportive community through our platform. A Heart 2 Help operates on a freemium model, with basic access to the platform available for free and premium features offered through a subscription model. Revenue plans to be generated through subscription fees, in-app advertising, partnerships with local businesses and organizations, and donations from users that support the mission and vision of A Heart 2 Help. These revenue streams are planned to create the app's growth and profitability, while enhancing the platform to better serve our community. Our scalable model allows us to expand our reach and impact while remaining financially sustainable.

The Digital Accessibility Software Market size is estimated at USD 706.15 Million in the current year and is expected to reach USD 958.7 Million in the next five years, registering a CAGR of 6.31%.

Mordor Intelligence

MARKET


A Heart 2 Help's Launch Coincides With The Global Volunteering Wave
1B+
Volunteers worldwide
Unprecedented global surge (Teamstage)
51%
Americans helping neighbors
Growing demand for structured community support channels (Americorps)
50%
Generation Z having volunteered
Vast potential user base (Get Connected)
47%
Nonprofit CEOs struggling to find volunteers
Growing demand for volunteer hunting platforms (Thenon)
Global Ngos And Charitable Organizations Market
70
60
50
40
30
20
10
0
36
61
CAGR 11%
2022
2028
Source: Bezinga
11

The market for social impact and community-building initiatives is growing rapidly, with an increasing number of individuals seeking ways to make a positive difference in the world. A Heart 2 Help taps into this demand by providing a platform for people to connect, collaborate, and support each other in meaningful ways. With a focus on inclusivity and accessibility, we aim to reach a diverse audience and create lasting social change.

TEAM

Our team is comprised of passionate individuals who are dedicated to making a difference in the world. With diverse backgrounds and expertise in technology, community organizing, and social impact, we bring a unique perspective and skill set to the table. Together, we are committed to realizing the vision of A Heart 2 Help and creating a more connected and compassionate world.



Brian Coleman

CEO/Founder

With over 33 years of healthcare industry experience and a successful track record in medical innovations, Brian Coleman is also the driving force behind A Heart 2 Help. Starting his career in the Air Force and affiliating with top-tier national hospitals, he co-founded Surgical Site Solution Inc., which achieved a $3M exit and was acquired by CareFusion in 2015. Combining a background in technology with a passion for community building, Brian's vision for the app is rooted in a deep-seated belief in the power of connection and the importance of lending a helping hand to those in need. His mission for A Heart 2 Help is to create a world where help is just a tap away.



Yira Coleman

Business Development Manager

A graduate of USC's Marshall School of Business, Yira offers over 17 years of Sales and Business Development Leadership. She consistently exceeded revenue targets, forged strategic partnerships, and elevated brand visibility in key markets. Yira excels in B2B sales, catering to small businesses to Fortune 500 companies, and has garnered prestigious accolades such as President's Club and Champion Circle memberships. Her seasoned expertise and dedication to social impact play a pivotal role in steering the company towards growth and success. Additionally, Yira is a children's Christian book author of the acclaimed series, the Fruity Friends.

INVESTOR INVITATION

We invite you to join us on this journey of kindness and community building. By investing in A Heart 2 Help, you're not just supporting a business – you're investing in a movement. Together, we can make a meaningful impact in people's lives and create a world where everyone has the support they need to thrive.

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Manager	$125,000	25.0%
Marketing / Influencers	$125,000	25.0%
App Development & Maintenance	$225,500	45.1%
Intermediary fees	$24,500	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Units, under registration exemption 4(a)(6), in A Heart 2 Help LLC. This offering must reach its target of at least $10,000 by its offering deadline of April 1, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,500,000 units
× $1 per unit

$5,500,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 14, 2024
- Form C/A on August 28, 2024
- Form C/A on October 30, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Oct 30, 2024	Filed Form C/A
Aug 28, 2024	Filed Form C/A
Jun 14, 2024	Primary offering of 500,000 units at $1
Jun 14, 2024	Filed Form C

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